EXHIBIT 23



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Jones Apparel Group, Inc.
New York, New York


We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Form S-8 filed May 15, 1996 and August 23, 1999 of our reports dated February 4, 2000, except as to "Subsequent Events" which is as of March 14, 2000 relating to the consolidated financial statements and schedule of Jones Apparel Group, Inc. and subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

We also consent to the reference to us under the caption of "Experts" in the Prospectus.


                                               /s/ BDO Seidman, LLP

                                               BDO Seidman, LLP

New York, New York
March 16, 2000